Exhibit 99.1




                            Explanation of Responses


(1) The shares of common stock, par value $0.001 per share (the "Common Stock") of the Issuer to which this form relates were held directly by D. E. Shaw Laminar Portfolios, L.L.C. ("Laminar"). D. E. Shaw & Co., L.P. ("DESCO LP"), as investment adviser to Laminar, D. E. Shaw & Co., L.L.C. ("DESCO LLC"), as managing member of Laminar, and Mr. David E. Shaw ("David E. Shaw") (as president and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of DESCO LP, and as president and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of DESCO LLC) may have been deemed to be the beneficial owners of more than 10% of the Common Stock of the Issuer for purposes of Rule 16a-1(a) of the Securities Exchange Act of 1934. In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may have been deemed to be beneficially owned by DESCO LP or DESCO LLC is reported herein. Each of DESCO LP, DESCO LLC and David E. Shaw disclaim having had any beneficial ownership of any of the securities listed in this Form 4, except to the extent of any pecuniary interest therein.